SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2004

OPTIO SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Georgia	333-89181	58-1435435
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005

(Address of principal office)

Registrant’s telephone number, including area code: (770) 576-3500

Not Applicable

(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets.

On August 10, 2004, Optio Software, Inc. (“Optio”) consummated the merger of VertiSoft Corporation (“VertiSoft”), a privately held Georgia corporation, and Optio Software II, Inc., a wholly owned subsidiary of Optio, whereby VertiSoft became the surviving wholly owned subsidiary of Optio. The consideration given for the common stock of VertiSoft included $340,000 in cash, the issuance of 1.5 million shares of Optio common stock, the issuance of 340,000 stock options in exchange for the cancellation of the employees’ former VertiSoft options, and future conditional cash payments of $225,000 to be paid out in various installments over the following two years, contingent upon the achievement of certain customer retention and product development goals. The cash component of the consideration given was paid from funds generated from the on-going operations of Optio. The acquired assets consist primarily of accounts receivable, software, machinery, equipment, furniture and fixtures, cash, and all of the interests, rights and benefits accruing to VertiSoft under any sales orders, sales contracts, service agreements, and purchase orders. In connection with the acquisition, Optio also assumed the liabilities of VertiSoft, consisting primarily of promissory notes payable (totalling approximately $1.1 million), accounts payable, accrued payroll, and service agreements.

VertiSoft’s Quick Record Suite provides secure access to patient information through a Composite Patient View™. It automatically collects, consolidates and distributes information generated by clinical systems and reduces the time and cost of financial, clinical and medical records processes for physicians, nurses and other caregivers and administrators across the healthcare enterprise.

Simultaneous with the transaction described above, Optio entered into a written employment agreement with Donald H. French. Mr. French serves as Senior Vice President of Healthcare Products for Optio. Mr. French’s employment agreement has a three year term. Mr. French’s current employment agreement provides for a base salary of $200,000. The base salary will be increased annually in an amount equal to the product of the then current base salary and the percentage increase, if any, of the Consumer Price Index for all Urban Consumers, Region South over the prior year’s index. In addition, the base salary may be further increased by the board of directors on an annual basis. In addition, Mr. French was granted an option to acquire 350,000 shares of common stock at $1.10 per share (the “Options”). The Options vest over a period of four (4) years as follows: (i) 25% on the first (1st) anniversary of the effective date of the employment agreement; (ii) 25% on the second (2nd) anniversary of the effective date of the employment agreement; (iii) 25% on the third (3rd) anniversary of the effective date of the employment agreement; and (iv) 25% on the fourth (4th) anniversary of the effective date of the employment agreement. Upon Mr. French’s death, resignation for good reason (as defined in the agreement) or termination without cause, the Company will be obligated to pay him his then-current base salary for the remaining term of the employment agreement. If Mr. French’s employment is terminated by reason of disability, he will receive his base salary for 12 months less any payments made to him under any long-term or short-term disability insurance policies. If Mr. French is terminated for cause, including resignation, or the mutual consent of the parties, he will receive no severance. Mr. French’s employment agreement includes post-employment restrictive covenants not to compete, solicit our customers or recruit our employees.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

The required financial information will be filed by amendment to this Form 8-K not later than October 11, 2004.

(b)	Pro Forma Financial Information.

The required pro forma financial information will be filed by amendment to this Form 8-K not later than October 11, 2004.

(c)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 10, 2004, by and among Optio Software, Inc., Optio Software II, Inc. and VertiSoft Corporation (the “Company”) and Shareholders of VertiSoft Corporation.

2.2	Employment Agreement, dated as of August 10, 2004, by and between Optio and Donald H. French.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 12, 2004	OPTIO SOFTWARE, INC.

	By:	/s/ C. Wayne Cape
C. Wayne Cape
President and Chief Executive Officer